EXHIBIT a(4)

                   Credit Suisse Commodity Plus Strategy Fund

                                  July 26, 2004

                          AMENDMENT TO TRUST INSTRUMENT

                  WHEREAS, Credit Suisse Commodity Plus Strategy Fund (the "Fund") is a Delaware statutory trust governed by a Trust Instrument, dated May 18, 2004, and By-Laws of the same date, each as amended, restated or supplemented; and

                  WHEREAS, the Trustees desire to amend the Trust Instrument, dated May 18, 2004, to change the name of the Fund to Credit Suisse Commodity Return Strategy Fund;

                  NOW THEREFORE, the Trustees declare that Section 1.1 of the Trust Instrument, dated May 18, 2004, shall be amended and restated as follows.

                           SECTION 1.1. NAME. The name of the trust created hereby is "CREDIT SUISSE COMMODITY RETURN STRATEGY FUND" and such name may be changed from time to time as determined by the Board of Trustees or a committee thereof. The initial Trustee is hereby authorized to file the Certificate of Trust with the Secretary of State of the State of Delaware pursuant to Section 3810 of the Delaware Act. It is the intention of the parties hereto that the Trust Instrument and Bylaws constitute the governing instruments of the Trust.


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                  IN WITNESS WHEREOF, the undersigned, being Trustees of the
Trust authorized to effect amendments of the type set forth above, have executed this Amendment as of the date first written above.

                                            /s/Joseph D. Gallagher
                                            ----------------------
                                            Joseph D. Gallagher
                                            Chairman of the Board and Trustee

                                            /s/Richard H. Francis
                                            ---------------------
                                            Trustee


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